UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 16, 2009

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in Its Charter)

OHIO

(State or Other Jurisdiction of Incorporation)

001-33653	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center
38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(513) 534-5300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) As previously reported, on October 16, 2009 the Board of Directors of Fifth Third Bancorp (the “Registrant”) elected Emerson L. Brumback and Jewell D. Hoover as directors. Mr. Brumback is the retired president and chief operating officer and director of M&T Bank and the retired executive vice president and director of M&T Bank Corporation. Ms. Hoover is a principal of Hoover and Associates, LLC, a bank consulting company headquartered in Charlotte, North Carolina and is an affiliate director of Fifth Third Bank (North Carolina). The Board had not yet determined which committees that Mr. Brumback and Ms. Hoover were to be appointed at the time of the filing of the original report.

The Board of Directors increased the size of the Board to thirteen directors and appointed Mr. Brumback and Ms. Hoover as directors to fill the vacancies created by the increase. Mr. Brumback and Ms. Hoover’s compensation for service as a director will be consistent with that of the Registrant’s other non-employee directors, as described in the Registrant’s definitive proxy statement filed with the Securities and Exchange Commission on March 10, 2009 and the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008.

A copy of the related press release was attached as Exhibit 99.1 to the original report.

This amendment is being filed to report that on January 19, 2010 the Board of Directors appointed Mr. Brumback to the Audit Committee and appointed Ms. Hoover to the Risk and Compliance Committee.

Item 9.01	Financial Statements and Exhibits

*Exhibit 99.1	Press release dated October 16, 2009 relating to the appointments of Emerson L. Brumback and Jewell D. Hoover as directors of Fifth Third Bancorp.

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

January 19, 2010	By:	KEVIN T. KABAT
Kevin T. Kabat
President and Chief Executive Officer